[LETTERHEAD OF FARRIS, VAUGHAN, WILLS & MURPHY]



January 20, 2000


Worldwide Fiber Inc.
1510 - 1066 West Hastings Street
Vancouver, B.C.
V6E 3X1

Dear Sirs/Mesdames:


Re:   WORLDWIDE FIBER INC. --
      FORM-4 REGISTRATION STATEMENT

We are Canadian counsel for Worldwide Fiber Inc. (the "Company"). In this regard we have been requested to provide an opinion in connection with the US$500,000,000 aggregate principal amount of the Company's 12% Senior Notes due 2009 (the "Exchange Notes") which are appended as Exhibit A to the Indenture (defined below), to be registered pursuant to a Form F-4 Registration Statement (the "Registration Statement"), filed with the United States Securities and Exchange Commission. We have been advised by representatives of the Company that the Exchange Notes will be issued pursuant to an indenture dated as of July 28, 1999 (the "Indenture"), between the Company and HSBC Bank USA, as Trustee, in connection with the exchange offer pursuant to which the Exchange Notes will be issued for a like principal amount of the Company's outstanding US$500,000,000 12% Senior Notes due 2009.

For the purposes of our opinion, we have examined the following:

(a) an executed copy of the Indenture; (b) an executed copy of the Registration Statement; and (c) the Articles and by-laws of the Company.

For the purposes of this opinion, we have also examined originals, facsimiles or copies certified or otherwise identified to our satisfaction, of comments and instruments, such statutes, such records of corporate proceedings, certificates of corporate officers, certificates of governmental offices and such other documents and materials as we have considered necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as facsimiles or copies, and the authenticity of the originals of such facsimiles or copies.

We are qualified to express opinions only with respect of the laws of the Province of British Columbia and the laws of Canada applicable therein. The opinions expressed herein are made as of the date hereof.

We are of the opinion that:

1. The Company is a corporation incorporated under the laws of Canada and has the corporate power and capacity to own and lease its property and assets and to carry on its business as described in the Registration Statement.

2. The Company has the corporate power and capacity to execute and deliver the Exchange Notes and to consummate the transactions contemplated thereby.

3. The execution by the Company of, and the performance by the Company of, its obligations under the Exchange Notes and the consummation by the Company of the transactions contemplated thereby have been duly authorized by the necessary corporate action on the part of the Company.

Consent is hereby given to the use of our name under the captions "Description of Notes--Enforceability of Judgments," "Legal Matters" and "Enforceability of Civil Liabilities Against Foreign Persons" in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Cahill Gordon & Reindel in its opinion filed as Exhibit 5.2 to the Registration Statement, is entitled to rely on this opinion.

Yours truly,

/s/ FARRIS, VAUGHAN, WILLS & MURPHY